Exhibit 10.12

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered into as of June 7, 2016, by and between Samuel C. Cowley (“Executive”), an individual, and Insight Enterprises, Inc., (the “Company”) (together, the “Parties”).

WHEREAS, the Company desires to employ Executive on a full-time basis and the Executive desires to be so employed, subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1. Position and Title. The Company will employ Executive as its Senior Vice President, General Counsel and Corporate Secretary, reporting to the Company’s Chief Executive Officer, and Executive accepts employment to serve in such capacity, all upon the terms and conditions set forth in this Agreement.

2. Employment Commencement Date. Executive will commence his employment as Senior Vice President, General Counsel and Corporate Secretary of the Company under the terms of this Agreement starting on June 7, 2016 (the “Commencement Date”).

3. Duties and Responsibilities. Executive shall have such duties and responsibilities as are consistent with Executive’s position as Senior Vice President, General Counsel and Corporate Secretary of the Company, as determined by the Chief Executive Officer of the Company. Executive shall perform his duties faithfully and to the best of his ability and shall devote the whole of his professional time, attention and energies to the performance of his work responsibilities. Executive shall not serve on the Boards of Directors of any other public, private or non-profit company or entity without the consent of the Chief Executive Officer.

4. Location. The location of Executive’s principal place of employment shall be in the Company’s principal executive offices in Tempe, Arizona; provided, however, that Executive shall travel and perform occasional services outside of this area as reasonably required for the proper performance of Executive’s duties under this Agreement. Executive hereby agrees that he will relocate from his current residence to the Phoenix, Arizona metropolitan area as soon as possible.

5. Term. Subject to the provisions for earlier termination set forth in Section 7, the term of Executive’s employment hereunder shall commence on the Commencement Date and continue for the period of one (1) year following the Commencement Date (the “Initial Term”). The Initial Term will automatically renew for additional, successive one (1)-year periods (each a “Renewal Term”) unless either party provides written notice of such party’s intent not to continue this Agreement no less than sixty (60) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be (the Initial Term and any Renewal Terms shall be referred to herein as the “Term”); provided, however, that the Company’s decision to provide notice of non-renewal shall be treated as a termination without Cause pursuant to Section 7(c) herein.

6. Compensation.

(a) Base Salary. During the Term, the Company shall pay to Executive an annualized base salary, payable in accordance with the Company’s payroll practices in effect from time to time, at the rate of $350,000 per year (the “Base Salary”).

(b) Annual Bonus. For 2017, Executive’s incentive compensation for the attainment of the “Target” level of performance pursuant to the Company’s Cash Incentive Plan (the “Incentive Plan”) shall be 55% of his Base Salary. For 2016, Executive shall receive a guaranteed bonus of 55% of Executive’s annual base salary, pro-rated based on the number of days that Executive is employed by the Company during the 2016 calendar year and payable on the date that 2016 CIP payments are made to other employees. In no event will the guaranteed bonus be paid after March 15, 2017.

(c) Equity Participation. For 2016, Executive will receive a pro-rated restricted stock unit (“RSU”) grant based on the number of days that Executive is employed by the Company during 2016. The 2016 RSU grant will have a value of $375,000 before pro-ration and will be valued using the closing stock price on the grant date of the Company’s common stock. The grant date will be the tenth day of the month following Executive’s Commencement Date. The 2016 RSU grant will be 60% performance-based and 40% service based. The performance based RSUs will vest in three equal annual installments on the first three anniversaries of the grant date subject to the final attainment of the performance conditions, and the service-based RSUs will vest in four equal annual installments on the first four anniversaries of the grant date. The RSU grant will be subject to the terms and conditions of the Insight Enterprises, Inc. 2007 Omnibus Plan, as amended (the “Equity Plan”), and the applicable agreements evidencing the grant.

(d) One-Time Equity Grant. Executive will receive a one-time grant of RSUs having an aggregate value equal to $450,000, based on the Company’s closing stock price on the grant date. The one-time RSU grant will be subject to the terms and conditions of the Equity Plan and the applicable agreement evidencing the grant. The grant date will be the tenth day of the month following Executive’s Commencement Date. The RSUs granted pursuant to this Section 6(d) will vest on a service basis in equal installments over a period of three (3) years on the first three anniversaries of the grant date, provided that Executive remains employed by the Company on each anniversary.

(e) Cash Bonus. Within thirty (30) days of the Commencement Date, the Company shall pay to Executive a one-time cash payment in the amount of $1,000.00.

(f) Relocation Benefits. Executive will be entitled to relocation benefits in accordance with the Company’s relocation policy (the “Relocation Policy”), including normal seller’s closing expenses on Executive’s home, movement of household goods and other related items.

(g) Employee Benefits. During the Term, Executive shall be eligible to participate in all health benefits, insurance programs, retirement plans and other employee benefit plans and programs generally available to other executive employees of the Company.

(h) Business Expenses. During the Term, Executive shall be entitled to reimbursement for reasonable business expenses incurred in the performance of his duties hereunder and in accordance with the Company’s expense reimbursement policies as they exist from time to time or as otherwise approved by the Chief Executive Officer.

(i) Vacation. Executive shall be entitled to four weeks of paid vacation each year in accordance with the Company’s policies and procedures applicable to other executive employees of the Company, in effect from time to time.

7. Termination of Employment. Prior to the expiration of the Term, Executive’s employment under this Agreement shall terminate:

(a) Immediately upon the death of Executive;

(b) After ten (10) days’ written notice by the Company to Executive on account of Executive’s Disability. “Disability” means that Executive with or without any accommodation required by law is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. The effective date of Executive’s Disability is the last day of the third month for which Executive receives the income replacement benefits;

(c) After ten (10) days’ written notice by the Company to Executive stating that Executive’s employment is being terminated without “Cause” (as defined below).

(d) After ten (10) days’ written notice by the Executive to the Company stating that Executive is resigning from his employment with the Company for any reason other than “Good Reason” (as defined herein).

(e) Immediately upon written notice by the Company to Executive for Cause. For purposes of this Agreement, “Cause” shall be defined as:

(i) the misappropriation (or attempted misappropriation) of any of the Company’s funds or property;

(ii) the conviction of, or the entering of a guilty plea or a plea of no contest with respect to a felony;

(iii) repeated willful and significant neglect of duties;

(iv) acts of material dishonesty toward the Company;

(v) repeated material violation of any material written policy with respect to the Company’s business or operations;

(vi) repeated significant deficiencies with respect to performance objectives assigned by the Chief Executive Officer of the Company; or

(vii) Executive’s material breach of this Agreement (after notice and an opportunity to cure).

(f) As provided in this Section 7(f), upon written notice by Executive to the Company stating that Executive is resigning from his employment with the Company for “Good Reason.” For purposes of this Agreement, “Good Reason” shall be defined as:

(i) a material diminution in Executive’s authority, duties or responsibilities without his consent;

(ii) a material reduction in Executive’s Base Salary, other than as part of a Company salary reduction program that includes senior executives of the Company;

(iii) any material act or acts of dishonesty by the Company directed toward or affecting Executive;

(iv) any illegal act or instruction directly affecting Executive by Company, which is not withdrawn after the Company is notified of the illegality by Executive; or

(v) the Company’s material breach of this Agreement;

provided, however, that Executive must resign within 180 days of the initial occurrence of any of the foregoing circumstances and must provide written notice to the Chief Executive Officer of the facts and circumstances he alleges constitute Good Reason within ninety (90) days of the first occurrence of such fact or circumstance or Executive shall be deemed to have waived Executive’s right to terminate for Good Reason with respect to any such facts or circumstances; provided, further, that none of the actions set forth in (i)-(v) above shall constitute Good Reason if the action is cured or otherwise remedied by the Company within thirty (30) business days after receiving written notice from the Executive.

8. Compensation in the Event of Termination.

(a) Cause or Resignation. If Executive’s employment terminates under Paragraph 7(d) or (e), Executive shall receive (i) payment of any earned but unpaid Base Salary earned up to and including the date of termination, (ii) payment for accrued but unused vacation, and (iii) reimbursement of any unreimbursed business expenses (together, the “Accrued Obligations”).

(b) Death or Disability. If Executive’s employment terminates under Paragraph 7(a) or (b), Executive, or Executive’s estate, if applicable, shall receive the Accrued Obligations and any vested benefits Executive, or Executive’s estate, may be entitled to receive under any Company disability or insurance plan or other applicable employee benefit plan. Executive or Executive’s estate, as the case may be, also shall be entitled to receive the following:

(i) A single lump sum payment equal to ninety (90) days of Executive’s Base Salary as in effect on the date of Executive’s death or Disability;

(ii) With respect to any Incentive Plan with quarterly objectives, a single lump sum cash payment in an amount equal to a prorated portion (based on the number of calendar days that have elapsed during the quarter) of the payment to which Executive would be entitled under the Incentive Plan (had Executive’s death or Disability not occurred) for the quarter in which Executive died or became Disabled;

(iii) With respect to any Incentive Plan with annual objectives, a single lump sum cash payment in an amount equal to a prorated portion (based on the number of calendar days that have elapsed during the year) of the payment to which Executive would be entitled under the Incentive Plan (had Executive’s death or Disability not occurred) for the calendar year in which Executive died or became Disabled.

The payment to which Executive or Executive’s estate is entitled pursuant to paragraph (i) will be paid within thirty (30) days of Executive’s death or the effective date of Executive’s Disability, as the case may be. The payments to which Executive is entitled pursuant to paragraphs (ii) and (iii) shall be made within the time period described in the applicable Incentive Plan. In no event will the payments due pursuant to paragraphs (i), (ii) or (iii) be made later than March 15 of the year following the year in which Executive dies or the effective date of Executive’s Disability occurs.

(c) Without Cause or by Executive for Good Reason. If Executive’s employment terminates prior to the expiration of the Term under Paragraph 7(c) or (f), Executive shall receive the Accrued Obligations. Executive also shall be entitled to receive the following:

(i) severance pay in an amount equal to 100% of Executive’s Base Salary in effect on the date Executive’s employment is terminated (the “Severance Payment”);

(ii) 100% of the annual compensation paid to Executive in the preceding year under all Incentive Plans (annual and quarterly) in which Executive participates as of the date Executive’s employment is terminated; plus (1) with respect to any Incentive Plan with quarterly objectives, a prorated portion (based on the number of calendar days that have elapsed during the quarter) of the payment to which Executive would be entitled under the Incentive Plan (had Executive’s employment not been terminated) for the quarter in which Executive’s employment is terminated; plus (2) with respect to any Incentive Plan with annual objectives, a prorated portion (based on the number of calendar days that have elapsed during the year) of the payment to which Executive would be entitled under the Incentive Plan (had Executive’s employment not been terminated) for the calendar year in which Executive’s employment is terminated; and

(iii) full vesting of the one-time RSUs granted pursuant to Section 6(d).

Subject to Section 15 herein, (1) the RSUs shall be issued to Executive within sixty (60) days following Executive’s termination of employment, (2) the Incentive Plan payment based on the amount paid under the Incentive Plans in the preceding year shall be paid to Executive in a single lump sum within sixty (60) days following Executive’s termination of employment, (3) the Incentive Plan payments to which Executive is entitled for the year or quarter of the Executive’s termination shall be made within the time period described in the applicable Incentive Plan, but not later than March 15 of the year following the year in which Executive’s employment is terminated, and (4) the Severance Payment will be paid in equal installments over a period of twelve (12) months in accordance with the Company’s regular paydays and commencing on the Company’s first regular payday that falls at least sixty (60) days following Executive’s termination of employment; provided that (i) Executive has timely executed (and not revoked) a general release and waiver of all claims in a form acceptable to the Company (“General Release”) and (ii) any period of revocation applicable to such General Release has passed; provided, further, that the General Release shall be made available to Executive no later than five (5) days following the date of Executive’s termination of employment under Sections 7(c) or (f) herein. As shall be further described in the General Release, Executive shall have either twenty-one (21) or forty-five (45) days following receipt of the General Release to consider its execution and seven (7) days following the execution of the General Release to revoke it. If Executive fails to execute the General Release in a timely manner, or revokes the General Release, the benefits provided pursuant to this Section 8(c) (other than the Accrued Obligations) will not be due.

9. Change in Control of Company.

(a) Eligibility to Receive Benefits. If a Change in Control (as defined in Section 9(c)) occurs, Executive shall be entitled to the benefits provided in Section 9(b) if, prior to the expiration of twelve (12) months after the Change in Control (i) Executive terminates employment with the Company for Good Reason in accordance with the requirements of Section 7(f) or (ii) the Company terminates Executive’s employment without Cause pursuant to Section 7(c).

(b) Receipt of Benefits. If Executive is entitled to receive benefits pursuant to Section 9(a) hereof:

(i) Executive shall receive (1) the Accrued Obligations; (2) severance pay in an amount equal to: (a) 100% of the Executive’s highest annualized Base Salary in effect on any date during the Initial Term or any Renewal Term, plus (b) 100% of the annual compensation paid to Executive in the preceding year under all Incentive Plans (annual and quarterly) in which Executive participates as of the date Executive’s employment is terminated; plus (c) with respect to any Incentive Plan with quarterly objectives, a prorated portion (based on the number of calendar days that have elapsed during the quarter) of the payment to which Executive would be entitled under the Incentive Plan (had Executive’s employment not been terminated) for the quarter in which Executive’s employment is terminated; plus (d) with respect to any Incentive Plan with annual objectives, a prorated portion (based on the number of calendar days that have elapsed during the year) of the payment to which Executive would be entitled under the Incentive Plan (had Executive’s employment not been terminated) for the calendar year in which Executive’s employment is terminated.

(ii) Executive shall be vested in any and all equity-based plans and agreements of Company in which Executive had an interest, vested or contingent. If applicable law prohibits such vesting, then Company shall pay to Executive in a single lump sum cash payment in an amount equal to the value of benefits and rights that would have, but for such prohibition, been vested in Executive.

(iii) Subject to Section 15 herein, the benefits provided pursuant to this Section 9(b) (other than the Accrued Obligations) will be paid in a single lump sum on the Company’s first regular payday that falls at least sixty (60) days following Executive’s termination of employment; provided that (1) Executive has timely executed (and not revoked) a general release and waiver of all claims in a form acceptable to the Company (“General Release”) and (2) any period of revocation applicable to such General Release has passed; provided, further, that the General Release shall be made available to Executive no later than five (5) days following the date of Executive’s termination of employment under Sections 7(c) or (f) herein. As shall be further described in the General Release, Executive shall have either twenty-one (21) or forty-five (45) days following receipt of the General Release to consider its execution and seven (7) days following the execution of the General Release to revoke it. If Executive fails to execute the General Release in a timely manner, or revokes the General Release, the benefits provided by this Section 9(b) (other than the Accrued Obligations) will not be due. The Incentive Plan payments to which Executive is entitled for the year or quarter of the Executive’s termination shall be made within the time period described in the applicable Incentive Plan, provided Executive has timely executed and not revoked a General Release as described above. In no event will the Incentive Plan payments be made later than March 15 of the year following the year in which Executive’s employment is terminated.

(c) Change in Control Defined. For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Equity Plan.

(d) Cap on Payments.

(i) General Rules. The Internal Revenue Code (the “Code”) imposes significant tax consequences on Executive and Company if the total payments made to Executive due, or deemed due, to a “change in control” (as such term is defined in Section 280G(b)(2)(A)(i) of the Code and the regulations adopted thereunder) exceed prescribed limits. For example, if Executive’s “Base Period Income” is $100,000 and Executive’s “Total Payments” exceed 299% of such Base Period Income (the “Cap”), Executive will be subject to an excise tax under Section 4999 of the Code of 20% of all amounts paid to Executive in excess of $100,000. In other words, if Executive’s Cap is $299,999, Executive will not be subject to an excise tax if Executive receives exactly $299,999. If Executive receives $300,000, Executive will be subject to an excise tax of $40,000 (20% of $200,000).

(ii) Reduction of Payments. Subject to the exception described in Section 9(d)(iii), in order to avoid the excise tax imposed by Section 4999 of the Code, one or more of the payments or benefits to which Executive is entitled that is not subject to Section 409A of the Code shall be reduced until the Total Payments equal the Cap. For purposes of this limitation:

(1) No portion of the Total Payments shall be taken into account which, in the opinion of the Consultant retained pursuant to Section 9(d)(iv), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code;

(2) A payment shall be reduced only to the extent necessary so that the Total Payments constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the Consultant; and

(3) The value of any non-cash benefit or any deferred payment of benefit included in the Total Payments shall be determined in accordance with Section 280G of the Code and the regulations issued thereunder.

(4) If after the reductions called for by the preceding provisions of this Section 9(d)(ii), the Total Payments continue to exceed the Cap, the payments or benefits to which, Executive is entitled and which are subject to Section 409A shall be reduced proportionally until the Total Payments equal the Cap.

(iii) Exception. The payment limitation called for by Section 9(d)(ii) shall not apply if Executive’ s “Uncapped Benefit” exceeds Executive’ s “Capped Benefit” by more than 25%. The Consultant selected pursuant to Section 9(d)(iv) will calculate Executive’s Uncapped Benefit and Executive’ s Capped Benefit. For this purpose, the “Uncapped Benefit” is equal to the Total Payments to which Executive is entitled prior to the application of Section 9(d)(ii). Executive’s “Capped Benefit” is the amount to which Executive will be entitled after application of the limitations of Section 9(d)(ii).

(iv) Consultant. Company will retain a “Consultant” to advise Company with respect to the applicability of any Section 4999 excise tax with respect to Executive’s Total Payments. The Consultant shall be a law firm, a certified public accounting firm, and/or a firm nationally recognized as providing executive compensation consulting services. All determinations concerning Executive’s Capped Benefit and Executive’s Uncapped Benefit (as well as any assumptions to be used in making such determinations) shall be made by the Consultant selected pursuant to this Section 9(d)(iv). The Consultant shall provide Executive and Company with a written explanation of its conclusions. All fees and expenses of the Consultant shall be borne by Company. The Consultant’s determination shall be binding on Executive and Company.

(v) Special Definitions. For purposes of this Section 9(d), the following specialized terms will have the following meanings:

(1) “Base Period Income.” “Base Period Income” is an amount equal to Executive’ s “annualized includable compensation” for the “base period’’ as defined in Sections 280G(d)( l) and (2) of the Code and the regulations adopted thereunder. Generally, Executive ‘s “annualized includable compensation” is the average of Executive’s annual taxable income from Company for the “base period,” which is the five (5) calendar years prior to the year in which the change in control occurs.

(2) “Cap” or “280G Cap.” “Cap” or “280G Cap” shall mean an amount equal to 2.99 times Executive’ s Base Period Income. This is the maximum amount which Executive may receive without becoming subject to the excise tax imposed by

Section 4999 of the Code or which Company may pay without loss of deduction under Section 280G of the Code.

(3) “Total Payments.” The “Total Payments” include any “payments in the nature of compensation” (as defined in Section 280G of the Code and the regulations adopted thereunder), made pursuant to this Agreement or otherwise, to or for Executive’s benefit, the receipt of which is contingent or deemed contingent on a change in control and to which Section 280G of the Code applies.

(vi) Effect of Repeal. In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, Section 9(d) shall be of no further force or effect.

(vii) Employment by Successor. For purposes of this Agreement, employment by a successor of Company or a successor of any subsidiary of Company that has assumed this Agreement shall be considered to be employment by Company or one of its subsidiaries. As a result, if Executive is employed by such a successor following a Change in Control, Executive will not be entitled to receive the benefits provided by Section 9 unless Executive’s employment with the successor is subsequently terminated without Cause or for Good Reason within twelve (12) months following the Change in Control.

10. Confidentiality, Intellectual Property, Non-Solicitation, and Non-Competition Agreement. As a condition of employment, Executive also must sign the Confidentiality, Intellectual Property, Non-Solicitation and Non-Competition Agreement, which is attached as Exhibit A to this Agreement.

11. Applicable Law. This Agreement and any disputes or claims arising hereunder shall be construed in accordance with, governed by and enforced under the laws of the State of Arizona without regard for any rules of conflicts of law.

12. Company Policies.

(a) General Company Policies. Except where inconsistent with the terms of this Agreement, Executive agrees that he will be subject to, and comply with, the employment policies and procedures established by the Company from time to time.

(b) Company Stock Ownership Guidelines. Executive agrees that he will be subject to the Company’s stock ownership guidelines.

(c) Clawback. To the extent required by law or Company policy, the Company may require Executive to repay to the Company any bonus or other incentive-based or equity-based compensation paid to Executive.

13. Section 16 of the Securities Exchange Act. If, at the time Executive’s employment is terminated for any reason, Executive is a person designated to file pursuant to Section 16 of the Securities Exchange Act of 1934 (the “1934 Act”), Executive will provide to the Company a written representation in a form acceptable to the Company that all reportable pre-termination securities transactions relating to Executive have been reported.

14. Withholding. The Company may effect withholdings from the payments due to Executive under this Agreement for the payment of taxes and other lawful withholdings or required employee contributions, in accordance with applicable law.

15. Section 409A.

(a) It is the intention of the Company and Executive that this Agreement not result in unfavorable tax consequences to Executive under Section 409A of the Code (“Section 409A”). To the extent applicable, it is intended that the Agreement comply with the provisions of Section 409A, but the Company does not warrant or guarantee that the Agreement is either excepted from the requirements of Section 409A or that the Agreement complies with Section 409A. The Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A). The Company and Executive agree to work together in good faith in an effort to comply with Section 409A including, if necessary, amending this Agreement based on further guidance issued by the Internal Revenue Service from time to time, provided that the Company shall not be required to assume any increased economic burden. Executive remains solely responsible for any adverse tax consequences imposed upon him by Section 409A.

(b) Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of the Agreement and no payments shall be due to him under the Agreement which are payable upon his termination of employment until he would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.

(c) To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Agreement during the six-month period immediately following Executive’s termination of employment shall instead be paid within thirty (30) days following the first business day after the date that is six months following his termination of employment (or upon his death, if earlier). If it is determined that all or a portion of the payments due pursuant to this Agreement are subject to Section 409A of the Code, and if the General Release consideration period and revocation period spans two calendar years, the payments provided pursuant to this Agreement that are subject to Section 409A shall not begin until the second calendar year. Executive may not elect the taxable year of the distribution. In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to the Executive pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A.

16. Dispute Resolution. The Parties agree that any controversy, dispute or claim arising out of or relating to the Agreement or breach thereof, including without limitation Executive’s employment with or separation of employment from Company, and all claims, to the extent allowable by law, that Company or any of its representatives engaged in conduct prohibited on any basis under any federal, state, or local statute, including federal or state discrimination statutes or public policy, shall be resolved by final, binding and conclusive arbitration in Maricopa County, Arizona, with a sole arbitrator to be mutually agreed upon by the Parties. The Parties shall bear equally the cost of the arbitrator. The arbitration shall occur within thirty (30) days of selection of the arbitrator and shall be administered by the American Arbitration Association under its Employment Arbitration Rules and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration award may, in the discretion of the arbitrator, include reasonable attorneys’ fees and costs of the prevailing party. “Attorneys’ fees and costs” mean all reasonable pre-award expenses, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone costs, witness fees and attorneys’ fees. Any award of attorney’s fees and costs to which Executive may be entitled shall be paid by Company, on or before December 31 of the calendar year following the year of the conclusion of the arbitration. Either party may apply to the arbitrator to seek injunctive relief until the arbitration award is rendered or the matter is otherwise resolved. Either party also may, without waiving any remedy under the Agreement, seek from any court having jurisdiction any interim or provisional relief, including a temporary restraining order, an injunction both preliminary and final, and any other appropriate equitable relief, that is necessary to protect the rights or property of that party, pending the retention of the arbitrator.

17. No Conflict. Executive hereby represents and warrants that he is under no conflicting duty or contractual or other legal obligation that would prevent him from executing this Agreement or performing the duties of Senior Vice President, General Counsel and Corporate Secretary of the Company.

18. No Waivers. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement. Rights granted the parties hereto herein are cumulative and the election of one shall not constitute a waiver of such party’s right to assert all other legal remedies available under the circumstances.

19. Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally or by local courier, (ii) upon confirmation of receipt when such notice or other communication is sent by facsimile, or (iii) one day after timely delivery to an overnight delivery courier. The addresses for such notices shall be as follows:

TO THE COMPANY:

Insight Enterprises, Inc.

Attn: Chief Executive Officer

6820 South Harl Avenue

Tempe, Arizona 85283

TO EXECUTIVE:

At the most recent address on file in the records of the Company.

20. Severability. The provisions of this Agreement are severable and if any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby unless as a result of such severing the remaining provisions or enforceable parts do not substantially reflect the intention of the parties in entering into this Agreement.

21. Successors and Assigns. This is an agreement for personal services and may not be assigned by Executive. The rights and obligations of the parties under this Agreement shall inure to the benefit of and be binding upon their successors, heirs and assigns, including the survivor upon any merger, consolidation or combination of the Company with any other entity.

22. Entire Agreement and Amendments. This Agreement sets forth the entire agreement of the parties hereto and supersedes all prior agreements, negotiations, understandings and covenants (except as otherwise provided herein) with respect to the subject matter hereof, including any offer letter provided to Executive. This Agreement may be amended, modified or canceled only by mutual agreement of the parties and only in writing.

23. Counterparts. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INSIGHT ENTERPRISES, INC.		SAMUEL C. COWLEY

/s/ Ken Lamneck		/s/ Samuel C. Cowley
By:	Ken Lamneck
Its:	Chief Executive Officer